FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

DENNY’S CORPORATION PROVIDES UPDATE IN ANTICIPATION OF INVESTOR MEETINGS

- Company Provides Initial August Sales and Progress on Flying J Conversions -

Spartanburg, SC – September 7, 2010 – Denny’s Corporation (NASDAQ: DENN)
Denny’s Corporation (Nasdaq: DENN) today announced, in anticipation of investor meetings, that it has added its most recent PowerPoint presentation to its website at: http://ir.dennys.com/phoenix.zhtml?c=113027&p=irol-presentations

The Company also provided an update on its August, 2010 Same Store Sales (SSS), which respresented meaningful improvement year over year, and on its Flying J conversions.

•	Company SSS: August: -1.0%; Quarter to date: -1.3%
•	Company Guest Count: August: +2.4%; Quarter To date: +2.1%
••	Franchise SSS: August: -1.3%; Quarter To date: -2.1%
•	Through the end of August, 2010 the Denny’s system had converted 35 “Flying J” restaurants to Denny’s, a pace that is ahead of its initial schedule of conversions

About Denny’s
Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,352 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Forward Looking Statement

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings,, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).